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                                                                    Exhibit 99.4

                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]

The Board of Directors
General Instrument Corporation
101 Tournament Drive
Horsham, Pennsylvania 19044

Members of the Board:

   CIBC World Markets Corp. ("CIBC") hereby consents to the inclusion of the opinion of CIBC dated September 14, 1999 (the "Opinion") as Appendix C to, and to the references thereto under the captions "SUMMARY--Opinions of General Instrument's Financial Advisors" and "THE MERGER--Opinions of Financial Advisors to General Instrument" in the proxy statement/prospectus relating to the proposed merger of General Instrument Corporation ("General Instrument") and Motorola, Inc. ("Motorola"), it being expressly understood and acknowledged by General Instrument that such Opinion has been rendered for the benefit of the Board of Directors of General Instrument and is not intended to, and may not, be relied upon by Motorola or its affiliates.

                                             /s/ CIBC World Markets Corp.
                                          By: _________________________________
                                             CIBC WORLD MARKETS CORP.

New York, New York
October 8, 1999